Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMBIQ MICRO, INC.

Fumihide Esaka hereby certifies that:

ONE: The original name of this corporation is Cubiq Microchip, Inc. and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 20, 2010.

TWO: He is the duly elected and acting Chief Executive Officer of Ambiq Micro, Inc., a Delaware corporation.

THREE: The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

I.

The name of this corporation is AMBIQ MICRO, INC. (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, County of New Castle, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 775,864,198 shares, 450,000,000 shares of which shall be Common Stock (the “Common Stock”) and 325,864,198 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.000001 per share and the Common Stock shall have a par value of $0.000001 per share.

B. Subject to the provisions of Article IV, Paragraph D, Section 2(b) of this Amended and Restated Certificate of Incorporation, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of Common Stock or Preferred Stock, as applicable, then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, voting together as a single class on an as-if-converted to Common Stock basis irrespective of the provisions of Section 242(b)(2) of the DGCL.

C. 5,045,368 of the authorized shares of Preferred Stock are hereby designated “Series Seed Preferred Stock” (the “Series Seed Preferred”), 8,276,659 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 18,990,249 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), 43,181,403 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), 39,656,811 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”), 29,019,153 of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”), 74,840,147 of the authorized shares of Preferred Stock are hereby designated “Series F Preferred Stock” (the “Series F Preferred” and collectively with the Series F-1 Preferred (as defined below), the “Series F/F-1 Preferred”), 23,906,231 of the authorized shares of Preferred Stock are hereby designated “Series F-1 Preferred Stock” (the “Series F-1 Preferred”), and 82,948,177 of the authorized shares of Preferred Stock are designated “Series G Preferred Stock” (the “Series G Preferred” and collectively with the Series Seed Preferred, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.	DIVIDEND RIGHTS.

(a) Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive on a pari passu basis, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors (the “Board”) and shall be non-cumulative.

(b) The “Original Issue Price” shall mean with respect to the Series Seed Preferred, $0.50 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), with respect to the Series A Preferred, $0.55 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), with respect to the Series B Preferred, $0.55 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), with respect to the Series C Preferred, $0.585071 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), with respect to the Series D Preferred, $0.880067 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), with respect to the Series E Preferred, $1.0338 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), with respect to the Series F Preferred, $1.82799 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), with respect to the Series F-1 Preferred, $2.091505 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), and with respect to the Series G Preferred, $0.904179 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements that are approved by the Board, including a majority of the Series Preferred Directors (as defined below) then in office, that permit the Company to repurchase such shares at no more than the original cost paid therefor upon termination of services to the Company or otherwise; or

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares that are approved by the Board, including a majority of the Series Preferred Directors then in office.

(d) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable, or any repurchase by the Company of any outstanding securities of the Company that is approved by (i) the Board, including a majority of the Series Preferred Directors then in office and (ii) the holders of a majority of outstanding shares of Series Preferred, voting together as a separate class on an as-if-converted to Common Stock basis.

2.	VOTING RIGHTS.

(a) General Rights. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company; provided, however, that the Series F-1 Preferred shall not have a right to vote on matters which the stockholders of the Company shall be entitled to vote to the extent, and solely to the extent, such matter relates to the election of the directors on the Board, and the shares of Series F-1 Preferred shall not be included in determining the number of shares voting or entitled to vote on any such matters related to the election of the directors of the Board. There shall be no cumulative voting.

(b) Separate Vote of Series Preferred. For so long as an aggregate of at least 10,000,000 shares of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding shares of Series Preferred, voting together as a separate class on an as-if-converted to Common Stock basis, shall be necessary for effecting, authorizing or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than: (1) payment of cash dividends to holders of Preferred Stock required pursuant to Section 1 hereof; (2) acquisitions of Common Stock by the Company permitted by Section 1(c) hereof; and (3) redemptions pursuant to the Tsing Side Letter (as defined in that certain Series D Preferred Stock Purchase Agreement, dated as of June 1, 2017, by and among the Company and the purchasers listed on the signature pages thereto, as amended from time to time);

(ii) Any authorization, any issuance or any designation, whether by reclassification or otherwise, of any new class or series of stock or equity securities or any other securities convertible into any new class or series of equity securities of the Company ranking on a parity with or senior to any series of the Series Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such class or series;

(iii) Any action that results in a material change in the Company’s principal business;

(iv) Any amendment, alteration, or repeal of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Preferred;

(v) Any increase or decrease in the authorized number of shares of the Series Preferred or any series thereof or the Common Stock;

(vi) Any Asset Transfer or Acquisition or any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3 hereof);

(vii) Any voluntary dissolution or liquidation of the Company;

(viii) Any increase in the number of shares of Common Stock reserved for issuance under the Company’s 2020 Equity Incentive Plan or the adoption of any new equity incentive plan;

(ix) Any creation, authorization or issuance of any debt security if the aggregate indebtedness of the Company for borrowed money (excluding trade payables) following such action would exceed $250,000, unless otherwise approved by the Board, including a majority of the Series Preferred Directors then in office;

(x) Any acquisition of a company or all or substantially all its equity interests or assets (whether by merger, asset sale or otherwise and whether for stock or cash or other consideration) for more than $500,000;

(xi) Any increase or decrease in the authorized number of members of the Board;

(xii) Any creation of a non-wholly owned subsidiary;

(xiii) Any spin-out or sale of any subsidiary of the Company or any entity created by the Company;

(xiv) Any action that results in the payment or declaration of any dividends or other distributions by any subsidiary of the Company with respect to the equity securities of such subsidiary other than dividends or distributions payable solely to the Company or other wholly owned subsidiaries of the Company;

(xv) Any action that results in the Company making any loan or advance to, or owning any stock or other securities of, or guaranteeing, directly or indirectly, any indebtedness of, any non-wholly owned subsidiary or any other corporation, partnership or entity unless such other corporation, partnership or entity is a wholly owned subsidiary;

(xvi) Any exclusive license of Company technology or intellectual property rights in a manner that constitutes the effective disposition of a material portion of the technology or intellectual property of the Company; or

(xvii) Any agreement to do any of the foregoing.

(c) Separate Vote of Series C Preferred. For so long as an aggregate of at least 5,100,000 shares of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment to Section 4(h) hereof in a manner that adversely affects the powers, preferences or rights of the Series C Preferred; or

(ii) Any issuance or commitment to issue any shares of Series C Preferred or any other securities convertible into shares of Series C Preferred.

(d) Separate Vote of Series D Preferred. For so long as an aggregate of at least 3,800,000 shares of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 66.67% of the outstanding shares of Series D Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any material alteration or change in the powers, preferences, privileges, or special rights of the Series D Preferred as a series that affects them adversely in a manner different than other series of Preferred Stock (any such alteration or change, an “Adverse Series D Change”); it being understood that no such Adverse Series D Change shall be deemed to have occurred solely by reason of, or resulting from, the authorization or designation (whether by amendment of the Company’s Amended and Restated Certificate of Incorporation, filing of a Certificate of Designation or otherwise), or issuance, of any additional shares of an existing series of Preferred Stock or shares of a new series of Preferred Stock (whether or not the voting powers, preferences or other special rights or privileges or restrictions of such new shares or series are senior to, pari passu with or junior to those of the Series D Preferred);

(ii) Any increase or decrease in the authorized number of shares of Series D Preferred; or

(iii) Any issuance of, or commitment to issue, any shares of Series D Preferred or any other securities convertible into shares of Series D Preferred.

(e) Separate Vote of Series E Preferred. For so long as an aggregate of at least 1,000,000 shares of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 66.67% of the outstanding shares of Series E Preferred, voting as a separate class, shall be necessary for effecting, authorizing or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any material alteration or change in the powers, preferences, privileges, special rights or restrictions of the Series E Preferred that affects them adversely in a manner different than other series of Preferred Stock (any such alteration or change, an “Adverse Series E Change”); it being understood that no such Adverse Series E Change shall be deemed to have occurred solely by reason of, or resulting from, the authorization or designation (whether by amendment of the Company’s Amended and Restated Certificate of Incorporation, filing of a Certificate of Designation or otherwise), or issuance, of any additional shares of an existing series of Preferred Stock or shares of a new series of Preferred Stock (whether or not the voting powers, preferences or other special rights or privileges or restrictions of such new shares or series are senior to, pari passu with or junior to those of the Series E Preferred);

(ii) Any increase or decrease in the authorized number of shares of Series E Preferred; or

(iii) Any issuance of, or commitment to issue, shares of Series E Preferred or any other securities convertible into shares of Series E Preferred.

(f) Separate Vote of Series F/F-1 Preferred. For so long as an aggregate of at least 1,000,000 shares of Series F/F-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 66.67% of the outstanding shares of Series F/F-1 Preferred, voting as a single class on an as-if-converted to Common Stock basis, shall be necessary for effecting, authorizing or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any material alteration or change in the powers, preferences, privileges, special rights or restrictions of the Series F Preferred or Series F-1 Preferred that affects either of them adversely in a manner different than other series of Preferred Stock (any such alteration or change, an “Adverse Series F/F-1 Change”); it being understood that no such Adverse Series F/F-1 Change shall be deemed to have occurred solely by reason of, or resulting from, the authorization or designation (whether by amendment of the Company’s Amended and Restated Certificate of Incorporation, filing of a Certificate of Designation or otherwise), or issuance, of any additional shares of an existing series of Preferred Stock or shares of a new series of Preferred Stock (whether or not the voting powers, preferences or other special rights or privileges or restrictions of such new shares or series are senior to, pari passu with or junior to those of the Series F Preferred or the Series F-1 Preferred);

(ii) Any increase or decrease in the authorized number of shares of Series F Preferred or the Series F-1 Preferred; or

(iii) Any issuance of, or commitment to issue, shares of Series F Preferred or the Series F-1 Preferred or securities convertible into shares of Series F Preferred or the Series F-1 Preferred other than pursuant to that certain Series F Preferred Stock Purchase Agreement, dated as of October 16, 2020, by and among the Company and the investors set forth on the signature pages thereto, as amended from time to time (the “Series F Purchase Agreement”) or that certain Series F-1 Preferred Stock Purchase Agreement, dated as of February 8, 2022, by and among the Company and the investors set forth on the signature pages thereto, as amended from time to time (the “Series F-1 Purchase Agreement”).

(g) Separate Vote of Series G Preferred. For so long as an aggregate of at least 1,000,000 shares of Series G Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 66.67% of the outstanding shares of Series G Preferred, voting as a single class on an as-if-converted to Common Stock basis, shall be necessary for effecting, authorizing or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any material alteration or change in the powers, preferences, privileges, special rights or restrictions of the Series G Preferred that affects them adversely in a manner different than other series of Preferred Stock (any such alteration or change, an “Adverse Series G Change”); it being understood that no such Adverse Series G Change shall be deemed to have occurred solely by reason of, or resulting from, the authorization or designation (whether by amendment of the Company’s Amended and Restated Certificate of Incorporation, filing of a Certificate of Designation or otherwise), or issuance, of any additional shares of an existing series of Preferred Stock or shares of a new series of Preferred Stock (whether or not the voting powers, preferences or other special rights or privileges or restrictions of such new shares or series are senior to, pari passu with or junior to those of the Series G Preferred);

(ii) Any increase or decrease in the authorized number of shares of Series G Preferred; or

(iii) Any issuance of, or commitment to issue, shares of Series G Preferred or securities convertible into shares of Series G Preferred other than pursuant to that certain G Preferred Stock Purchase Agreement, dated on or around the date hereof, by and among the Company and the investors set forth on the signature pages thereto, as amended from time to time (the “Series G Purchase Agreement”).

(h) Election of Board of Directors.

(i) For so long as at least 2,000,000 shares of Series E Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series E Preferred, exclusively and voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series E Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) For so long as at least 2,500,000 shares of Series C Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series C Preferred, exclusively and voting as a separate class, shall be entitled to elect two (2) members of the Board (each a “Series C Director” and collectively the “Series C Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) For so long as at least 750,000 shares of Series A Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the holders of Series A Preferred, exclusively and voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series A Director” and collectively with the Series E Director and Series C Directors, the “Series Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iv) The holders of Common Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board (the “Common Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board (the “Mutual Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(vi) Any vacancy with respect to a Series C Director seat may be filled only by the holders of Series C Preferred; provided, however, that the initial Series C Director seats may be filled by the Board. If the holders of Series C Preferred fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to this Section 2(h), then any directorship not so filled shall remain vacant until such time as the holders of Series C Preferred elect a person to fill such directorship by vote or written consent in lieu of a meeting; and, except as set forth in the immediately preceding sentence, no such directorship may be filled by the Board or the stockholders of the Company other than the holders of Series C Preferred.

(vii) Any vacancy with respect to a Series E Director seat may be filled only by the holders of Series E Preferred; provided, however, that the initial Series E Director seat may be filled by the Board. If the holders of Series E Preferred fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to this Section 2(h), then any directorship not so filled shall remain vacant until such time as the holders of Series E Preferred elect a person to fill such directorship by vote or written consent in lieu of a meeting; and, except as set forth in the immediately preceding sentence, no such directorship may be filled by the Board or the stockholders of the Company other than the holders of Series E Preferred.

(viii) Except as otherwise indicated in Sections 2(h)(vi) and 2(h)(vii), and notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

3.	LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, including without limitation a deemed Liquidation Event pursuant to Section 3(d) below (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, Series Seed Preferred, Series A Preferred, Series B Preferred, or Series C Preferred, the holders of Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series G Preferred shall be entitled to be paid on a pari passu basis out of the assets of the Company legally available for distribution (or the consideration received by the Company or available for distribution to its stockholders in an Acquisition or Asset Transfer) for each share of Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and/or Series G Preferred held by them, an amount per share of Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred or Series G Preferred, as the case may be, equal to the applicable Senior Liquidation Preference Amount (as defined below). “Senior Liquidation Preference Amount” shall mean (i) with respect to each share of Series D Preferred, Series E Preferred, Series F Preferred and Series F-1 Preferred an amount per share equal to the applicable Original Issue Price for such share of Series D Preferred, Series E Preferred, Series F Preferred or Series F-1 Preferred, as the case may be, plus all declared and unpaid dividends on such share of Series D Preferred, Series E Preferred, Series F Preferred or Series F-1 Preferred, as the case may be, and (ii) with respect to each share of Series G Preferred an amount per share equal to two (2) times the applicable Original Issue Price for such share of Series G Preferred, plus all declared and unpaid dividends on such share of Series G Preferred. If, upon any such Liquidation Event (including an Acquisition or Asset Transfer), the assets of the Company shall be insufficient to make payment in full to all holders of Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series G Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series G Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) Upon any Liquidation Event, after the holders of Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series G Preferred have been paid in full the liquidation preference of the Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series G Preferred as set forth in Section 3(a) above and before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series Seed Preferred, Series A Preferred, Series B Preferred and Series C Preferred (collectively, the “Junior Series Preferred”) shall be entitled to be paid on a pari passu basis out of the assets of the Company legally available for distribution (or the consideration received by the Company or available for distribution to its stockholders in an Acquisition or Asset Transfer) for each share of Junior Series Preferred held by them, an amount per share of Junior Series Preferred equal to the applicable Original Issue Price for such share of Junior Series Preferred plus all declared and unpaid dividends on such share of Junior Series Preferred. If, upon any such Liquidation Event (including an Acquisition or Asset Transfer), the assets of the Company shall be insufficient to make payment in full to all holders of Junior Series Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Junior Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) After the payment of the full liquidation preference of the Series Preferred as set forth in Sections 3(a) and 3(b) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or available for distribution to its stockholders in an Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Common Stock.

(d) An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 3 unless the holders of each of (1) a majority of the outstanding shares of Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series G Preferred, voting together as a separate class on an as-if-converted to Common Stock basis and (2) a majority of the outstanding shares of Series Preferred, voting together as a separate class on an as-if-converted to Common Stock basis, elect otherwise by written notice sent to the Company at least ten days prior to the effective date of any such event.

(i) For the purposes of this Section 3: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section 3(d)(i)(A), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions constituting a bona fide equity financing by the Company in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company or an exclusive license of all or substantially all of the Company’s intellectual property, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(ii) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board, including a majority of the Series Preferred Directors then in office, on the date such determination is made, except that any publicly-traded securities to be distributed to holders of capital stock of the Company shall be valued as set forth in the Definitive Agreement (as defined below), or if not so set forth, as follows:

(A) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the distribution; or

(B) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

For the purposes of this Subsection 3(d)(2), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(iii) In addition to any other vote or consent required herein or by law, the Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Definitive Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3.

(e) Upon any Liquidation Event (including an Acquisition or Asset Transfer), each holder of Series Preferred shall be entitled to receive, for each share of each series of Series Preferred then held, out of the assets of the Company legally available for distribution (or the consideration received by the Company or available for distribution to its stockholders in an Acquisition or Asset Transfer), the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 3(a) or 3(b), as applicable, (without giving effect to this Section 3(e)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if all shares of such series of Preferred Stock had been converted to Common Stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer, giving effect to this Section 3(e) with respect to all series of Preferred Stock simultaneously.

(f) In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Company is placed into escrow or subject to a hold back for indemnification, the Definitive Agreement providing for such Liquidation Event shall provide that the portion of such consideration that is placed in escrow or subject to a hold back shall be allocated among the holders of capital stock, warrants, options and other equity securities of the Company pro rata based on the amount of such consideration otherwise payable to each security holder pursuant to such Definitive Agreement and in accordance with this Section 3, such that each stockholder or payee has placed in escrow or had held back the same percentage of the total consideration payable to such stockholder or payee as every other stockholder and payee. Further, if any portion of the consideration payable to the stockholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Definitive Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b), and 3(c) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b), and 3(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4.	CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of Section 4(d), any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect for such series (determined as provided in Section 4(b)) by the number of shares of such series of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of any series of Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of such series of Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 4(c).

(c) Series Preferred Conversion Price. The conversion price for each series of Series Preferred shall initially be the Original Issue Price of such series of Series Preferred (the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Optional Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to Section 4(a) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred (or shall notify the Company or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates), and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of each series of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date of the filing of this Amended and Restated Certificate of Incorporation (the “Measurement Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision to each series of Series Preferred, then the applicable Series Preferred Conversion Price for each such series of Series Preferred that did not have corresponding subdivision in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Measurement Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of each series of Series Preferred, the applicable Series Preferred Conversion Price for each such series of Series Preferred that did not have corresponding combination in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Measurement Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding and equivalent (as determined on an as-if-converted to Common Stock basis) dividend or other distribution to holders of each series of Series Preferred, then each Series Preferred Conversion Price (for each series of Series Preferred that does not receive a corresponding and equivalent dividend or distribution) then in effect shall be decreased as of the time of such issuance, as provided below:

(i) Each Series Preferred Conversion Price shall be adjusted by multiplying such Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, each such Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Measurement Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of such series of Series Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of each Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of each series of Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Measurement Date the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price for the Series Seed Preferred, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred or the Series F Preferred or the Series F-1 Preferred (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price for such series of Series Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price in effect for such series of Series Preferred immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price; and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to any applicable Series Preferred Conversion Price under Section 4(h)(i) in an amount less than one percent (1%) of the Series Preferred Conversion Price then in effect. Any adjustment otherwise required by Section 4(h)(i) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price. Any adjustment required by Section 4(h)(i) shall be rounded to the first decimal for which such rounding represents less than one percent (1%) of the applicable Series Preferred Conversion Price in effect after such adjustment.

(iii) If at any time or from time to time on or after the Measurement Date the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock, other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price less than the then effective Series Preferred Conversion Price for the Series G Preferred (a “Series G Dilutive Issuance”), then the Series Preferred Conversion Price for the Series G Preferred shall be reduced, concurrently with such issuance or deemed issuance, to the consideration per share received by the Company for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of one-tenth of a cent ($.001) of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(iv) For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, including a majority of the Series Preferred Directors then in office, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(v) For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such

Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(vi) For the purpose of making any adjustment to any Series Preferred Conversion Price required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) shares of Common Stock or Convertible Securities issued after the Measurement Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to awards made under the Company’s 2010 Equity Incentive Plan or the Company’s 2020 Equity Incentive Plan in each case that have been approved by the Board or a committee thereof, including a majority of the Series Preferred Directors then in office, including Common Stock or Convertible Securities issued upon exercise or conversion of such shares;

(C) shares of Common Stock or Convertible Securities issued as a dividend or distribution on Series Preferred;

(D) shares of Common Stock or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4(e), (f) or (g) of this Amended and Restated Certificate of Incorporation;

(E) shares of Common Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Measurement Date;

(F) shares of Common Stock issued in an offering to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”) with, and declared effective by the Securities Exchange Commission;

(G) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board, including a majority of the Series Preferred Directors then in office; and

(H) shares of Common Stock or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including a majority of the Series Preferred Directors then in office.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received, by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vii) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance or Series G Dilutive Issuance (in each case, the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance or Series G Dilutive Issuance, as the case may be, other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price of each series of Series Preferred shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(viii) Notwithstanding anything herein to the contrary, (A) any adjustment to the Series Preferred Conversion Price of the Series Seed Preferred, Series A Preferred and Series B Preferred may be waived either prospectively or retroactively and either generally or in a particular instance with the written consent of the holders of a majority of the outstanding shares of Series Seed Preferred, Series A Preferred and Series B Preferred, voting together as a separate class on an as-if-converted to Common Stock basis, (B) any adjustment to the Series Preferred Conversion Price of the Series C Preferred may be waived either prospectively or retroactively and either generally or in a particular instance with the written consent or vote of the holders of a majority of the outstanding shares of Series C Preferred (voting as a separate class), (C) any adjustment to the Series Preferred Conversion Price of the Series D Preferred may be waived either prospectively or retroactively and either generally or in a particular instance with the written consent or vote of the holders of at least 66.67% of the outstanding shares of Series D Preferred (voting as a separate class), (D) any adjustment to the Series Preferred Conversion Price of the Series E Preferred may be waived either prospectively or retroactively and either generally or in a particular instance with the written consent or vote of the holders of at least 66.67% of the outstanding shares of Series E Preferred (voting as a separate class), (E) any adjustment to the Series Preferred Conversion Price of the Series F Preferred and Series F-1 Preferred may be waived either prospectively or retroactively and either generally or in a particular instance with the written consent or vote of the holders of at least 66.67% of the outstanding shares of Series F/F-1 Preferred (voting as a separate class on an as-if-converted to Common Stock basis), and (F) any adjustment to the Series Preferred Conversion Price of the Series G Preferred may be waived either prospectively or retroactively and either generally or in a particular instance with the written consent or vote of the holders of at least 66.67% of the outstanding shares of Series G Preferred (voting as a separate class).

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of any Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any series of Series Preferred, if such series of Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, promptly shall compute such adjustment or readjustment in accordance with the provisions hereof, shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price of such series of Series Preferred at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of one share of such series of Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment. At any time, upon request of a holder of Preferred Stock, the Company shall provide such holder the then-current Series Preferred Conversion Prices.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by written consent of the holders of a majority of the outstanding shares of Series Preferred, voting together as a separate class on an as-if-converted to Common Stock basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Preferred Stock or Common Stock (or other securities) shall be entitled to exchange their shares of Preferred Stock or Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up; provided, however, that such 20-day period may be shortened or waived entirely upon the Company’s receipt of written consent from the holders of a majority of the outstanding shares of Series Preferred, voting together as a separate class on an as-if-converted to Common Stock basis.

In the event the requirements of this Section 4(j) are not complied with, the Company shall either postpone the proposed action to be taken by the Company until such time as the requirements of this Section 4(j) have been complied with, or cancel such proposed action or transaction, in which event the rights, preferences and privileges of the holders of the Series Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the notice referred to in the first paragraph of this Section 4(j).

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price for such series of Series Preferred, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which (i) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000, and (ii) the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market, or on an internationally recognized securities exchange outside the United States which is approved by the Board, including a majority of the Series Preferred Directors then in office (a “Qualified IPO”). In addition, each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price for such series of Series Preferred at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Series Preferred, voting together as a separate class on an as-if-converted to Common Stock basis.

(ii) Upon the occurrence of any of the events specified in Section 4(k)(i) above, the applicable outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

5.	NO REISSUANCE OF SERIES PREFERRED.

Any shares of Series Preferred redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

V.

A. To the fullest extent permitted by law, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Solely for purposes of this Article V, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as amended from time to time.

B. To the fullest extent permitted by the DGCL or other applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VII.

The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of, or providing services under a consulting agreement to, the Company or any of its subsidiaries, or (ii) any stockholder of the Company or any partner, member, director, stockholder, employee or agent of any such stockholder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

VIII.

Distributions, repurchases and redemptions by the Company may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in state corporations codes. Without limiting the foregoing, in connection with repurchases by the Company of Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, such repurchases shall be made (i) without regard to “preferential dividends arrears amount” and “preferential rights amount” pursuant to Section 500(b) of the California General Corporation Law and (ii) “preferential dividends arrears amount” and “preferential rights amount” shall each be equal to zero.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company. As required by Section 228 of the General Corporation Law, the Corporation has given or will give prompt written notice of the amendments reflected herein to all stockholders who did not consent in writing to these amendments.

IN WITNESS WHEREOF, AMBIQ MICRO, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 29th day of August, 2023.

AMBIQ MICRO, INC.

Signature:	/s/ Fumihide Esaka
Print Name: Fumihide Esaka
Title: Chief Executive Officer